CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Senior Callable Step-Up Fixed-Rate Notes due November 27, 2028	$5,000,000.00	$644.00
Guarantee of Senior Callable Step-Up Fixed-Rate Notes due November 27, 2028	–	(3)
Total	$5,000,000.00	$644.00

(1)
The maximum aggregate offering price relates to an additional $2,000,000 of securities offered and sold pursuant to this Amendment No. 1 to Pricing Supplement No. 48 to Registration Statement No. 333-189150

(2)	Calculated in accordance with Rule 457(r)

(3)	Pursuant to Rule 457(n), no separate fee is payable with respect to the guarantee

Amendment No. 1 dated November 25, 2013 relating to Pricing Supplement No. 48 dated November 14, 2013 (To Prospectus Supplement dated June 7, 2013 and Prospectus dated June 7, 2013)	Filed Pursuant to Rule 424(b)(5) Registration Nos. 333-189150 and 333-189150-01 November 25, 2013

US $5,000,000
Lloyds Bank plc
fully and unconditionally guaranteed by
Lloyds Banking Group plc

Senior Callable Step-Up Fixed-Rate Notes due November 27, 2028
Medium-Term Notes, Series A
As further described below, interest will be payable semi-annually on the Notes at a per annum rate of (i) Years 1-10: 4.00%, (ii) Years 11-12: 5.00%, (iii) Year 13: 6.00%, (iv) Year 14: 7.00%, and (v) Year 15: 8.00%. However, we may redeem the Notes on any Interest Payment Date beginning November 27, 2023, and no interest will accrue or be paid on the Notes once they are redeemed.  All payments are subject to the credit risk of Lloyds Bank and Lloyds Banking Group.  If Lloyds Bank and Lloyds Banking Group were to default on their respective payment obligations, you could lose some or all of your investment.
Notes:	Senior Callable Step-Up Fixed-Rate Notes due November 27, 2028, Medium-Term Notes, Series A (each a “Note” and collectively, “the Notes”)	Issuer:	Lloyds Bank plc
		Guarantor:	Lloyds Banking Group plc
		Aggregate Principal Amount:	US$5,000,000
Trade Date:	November 14, 2013 with respect to US$3,000,000 principal amount. November 25, 2013 with respect to US$2,000,000 principal amount.	Interest Rate Type:	Fixed-rate
Issue Date:	November 27, 2013	Issue Price:	At variable prices
Maturity Date:	November 27, 2028, subject to redemption at the option of the Issuer (as set forth below).	Denominations:	Minimum denominations of US$1,000 and multiples of US$1,000 thereafter.
Business Day:	New York and London, following, unadjusted	CUSIP:	5394E8CD9
Day-Count Convention:	30/360	ISIN:	US5394E8CD95
Ranking:
The Notes will constitute our direct, unconditional, unsecured and unsubordinated obligations ranking pari passu, without any preference among themselves, with all our other outstanding unsecured and unsubordinated obligations, present and future, except such obligations as are preferred by operation of law.

Guarantee:
The Notes are fully and unconditionally guaranteed by the Guarantor. The Guarantee will constitute the Guarantor’s direct, unconditional, unsecured and unsubordinated obligations ranking pari passu with all of the Guarantor’s other outstanding unsecured and unsubordinated obligations, present and future, except such obligations as are preferred by operation of law.

Payment at Maturity or Upon Early Redemption:
100% repayment of principal, plus any accrued and unpaid interest, at maturity or upon early redemption. Repayment of principal at maturity, or upon early redemption, if applicable, and all payments of interest are subject to the creditworthiness of Lloyds Bank plc, as the Issuer, and Lloyds Banking Group plc, as the Guarantor of the Issuer’s obligations under the Notes.

Interest Rate:
●  4.00% per annum from and including the Issue Date, to but excluding November 27, 2023
●  5.00% per annum from and including November 27, 2023, to but excluding November 27, 2025
●  6.00% per annum from and including November 27, 2025, to but excluding November 27, 2026
●  7.00% per annum from and including November 27, 2026, to but excluding November 27, 2027
●  8.00% per annum from and including November 27, 2027, to but excluding November 27, 2028

Interest Payment Dates:	Semi-annually, payable in arrears on the 27th day of each May and November, commencing on May 27, 2014, and ending on the Maturity Date or the Early Redemption Date, if applicable.
Interest Record Dates:	Interest will be paid on each Interest Payment Date to the holders of record of each note outstanding on the 15th calendar day preceding such Interest Payment Date.
Redemption at the Option of the Issuer:
We may redeem all, but not fewer than all, of the Notes at the Redemption Price set forth below, on any Interest Payment Date occurring on or after November 27, 2023, provided we give at least 5 business days’ prior written notice to each holder of Notes, the trustee and The Depository Trust Company (“DTC”). If we exercise our redemption option, the Interest Payment Date on which we so exercise will be referred to as the “Early Redemption Date,” which shall be the date the Redemption Price will become due and payable and on which payments of interest will cease to accrue.

Redemption Price:
If we exercise our redemption option, you will be entitled to receive on the Early Redemption Date 100% of the principal amount together with any accrued and unpaid interest to but excluding the Early Redemption Date.

Tax Redemption:
Upon the occurrence of one or more changes in tax law that would require the Issuer or the Guarantor to pay additional amounts and in other limited circumstances as described under “Description of the Notes and the Guarantees—Redemption for Tax Reasons” in the prospectus supplement and “Description of Debt Securities—Redemption” in the prospectus, the Issuer may redeem all, but not fewer than all, of the Notes prior to maturity.

Settlement and Clearance:	DTC; Book-entry
Listing:	The Notes will not be listed or displayed on any U.S. securities exchange or quotation system.
Selling Agent:	Barclays Capital Inc. (the “Selling Agent”)
Trustee and Paying Agent:	The Bank of New York Mellon, acting through its London Branch
Governing Law:	New York
Investing in the Notes involves significant risks. See “Risk Factors” beginning on page S-2 of the prospectus supplement and “Risk Factors” beginning on page PS-2 below.
The Notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1) (2)	Selling Agent’s Commission (3)	Proceeds to Lloyds Bank plc
Per Note	At variable prices	$30.00	$970.00
Total	At variable prices	$150,000.00	$4,850,000.00

(1)
The Notes will be offered from time to time in one or more negotiated transactions at varying prices to be determined at the time of each sale, which may be at prevailing market prices, at prices related to such prevailing prices, or at negotiated prices; provided however, that such price will not be less than $970.00 per $1,000.00 principal amount of the Notes or more than $1,000.00 per $1,000.00 principal amount of the Notes.  See “Risk Factors—The price you paid for the Notes may be higher than the prices paid by other investors” on page PS-2 of this pricing supplement.

(2)
The proceeds you might expect to receive if you were able to resell the Notes on the Issue Date are expected to be less than the price you paid. This is because the price you paid includes the Selling Agent’s commission set forth above and also reflects certain hedging costs associated with the Notes. For additional information, see “Risk Factors — The price you paid for the Notes has certain built-in costs, including the Selling Agent’s commission and our cost of hedging, both of which are expected to be reflected in secondary market prices” on page PS-2 of this pricing supplement.

(3)
The Selling Agent will receive commissions from the Issuer of up to $30.00 per $1,000.00 principal amount of the Notes, or up to $150,000.00 of the aggregate principal amount of the Notes, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. See “Supplemental Plan of Distribution” beginning on page PS-7 of this pricing supplement.

November 25, 2013

ABOUT THIS PRICING SUPPLEMENT

Unless otherwise defined herein, terms used in this pricing supplement are defined in the accompanying prospectus supplement or in the accompanying prospectus. As used in this pricing supplement:

•	“we,” “us,” “our,” the “Issuer” and “Lloyds Bank” mean Lloyds Bank plc;

•	“LBG” and “Guarantor” mean Lloyds Banking Group plc;

•	“Notes” refers to the Senior Callable Step-Up Fixed-Rate Notes due November 27, 2028, Medium-Term Notes, Series A, together with the related Guarantee, unless the context requires otherwise; and

•	“SEC” refers to the Securities and Exchange Commission.

LBG and Lloyds Bank have filed a registration statement (including a prospectus) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read this pricing supplement together with the accompanying prospectus dated June 7, 2013 (the “prospectus”) in that registration statement and other documents, including the more detailed information contained in the accompanying prospectus supplement dated June 7, 2013 (the “prospectus supplement”), that LBG and Lloyds Bank have filed with the SEC for more complete information about Lloyds Bank and LBG and this offering.

This pricing supplement amends, restates and supersedes Pricing Supplement No. 48 dated November 14, 2013 in its entirety. We refer to this amended and restated pricing supplement as the “pricing supplement.”  This pricing supplement, together with the prospectus supplement and the prospectus, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

If the information in this pricing supplement differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this pricing supplement.

You may access these documents for free by visiting EDGAR on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	the prospectus supplement dated June 7, 2013 and the prospectus dated June 7, 2013 can be accessed at the following hyperlink:

http://www.sec.gov/Archives/edgar/data/1160106/000095010313003583/dp38364_424b2-seriesa.htm

Our Central Index Key, or CIK, on the SEC website is 1167831.

Alternatively, LBG, Lloyds Bank, the Selling Agent, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, prospectus supplement and pricing supplement if you request them by calling your Selling Agent’s sales representative, such dealer or toll free 1-888-227-2275 (Extension 2-3430). A copy of these documents may also be obtained from the Selling Agent by writing to them at 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

You should rely only on the information provided or incorporated by reference in this pricing supplement, the prospectus supplement and the prospectus. We have not authorized anyone to provide you with different information, and we take no responsibility for any other information that others may give you. We and the Selling Agent are offering to sell the Notes and seeking offers to buy the Notes only in jurisdictions where it is lawful to do so. This pricing supplement, the prospectus supplement and the prospectus are current only as of their respective dates.

RISK FACTORS

Your investment in the Notes involves significant risks. Your decision to purchase the Notes should be made only after carefully considering the risks of an investment in the Notes, including those discussed below and in the section entitled “Risk Factors” beginning on page S-2 of the prospectus supplement, with your advisers in light of your particular circumstances. The Notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the Notes or financial matters in general. We also urge you to consult with your investment, legal, accounting, tax, and other advisers before you invest in the Notes.

The credit risk of Lloyds Bank and LBG and their credit ratings and credit spreads may adversely affect the value of the Notes.

You are dependent on Lloyds Bank’s ability to pay all amounts due on the Notes, and therefore you are subject to the credit risk of Lloyds Bank and to changes in the market’s view of Lloyds Bank’s creditworthiness. In addition, because the Notes are fully and unconditionally guaranteed by Lloyds Bank’s parent company, LBG, you are also dependent on the credit risk of LBG in the event that Lloyds Bank fails to make any payment or delivery required by the terms of the Notes. If Lloyds Bank and LBG were to default on their respective payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment. The credit ratings of Lloyds Bank and LBG are an assessment by rating agencies of their ability to pay their obligations, including those under the Notes. Any actual or anticipated decline in Lloyds Bank’s and LBG’s credit ratings, or increase in the credit spreads charged by the market for taking credit risk, is likely to adversely affect the value of the Notes. However, because the return on the Notes is dependent upon factors in addition to Lloyds Bank’s and LBG’s credit ratings, an improvement in their credit ratings will not necessarily increase the value of the Notes and will not reduce market risk and other investment risks related to the Notes.

The price you paid for the Notes has certain built-in costs, including the Selling Agent’s commission and our cost of hedging, both of which are expected to be reflected in secondary market prices.

In determining the economic terms of the Notes, and consequently the potential return on the Notes to you, we have taken into account compensation to the Selling Agent for distributing the Notes, which is reflected in the Selling Agent’s commission described on the cover of this pricing supplement, as well as certain costs associated with hedging our obligations under the Notes. The price you paid for the Notes reflects these factors. As a result, the value of the Notes on the Issue Date is expected to be less than the price you paid for the Notes. Assuming no change in market conditions or any other relevant factors, the price, if any, at which the Selling Agent or another purchaser is willing to purchase the Notes in secondary market transactions will likely be less than the price you paid for the Notes. This is due to, among other things, the fact that the price you paid for the Notes includes, and secondary market prices are likely to exclude, the Selling Agent’s commission with respect to, and the hedging costs associated with, the Notes. The cost of hedging includes the projected profit that may be realized in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. A profit may be realized by us or the Selling Agent from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Notes or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by the Selling Agent, as a result of dealer discounts, mark-ups, hedging costs or other transaction costs.

The price you paid for the Notes may be higher than the prices paid by other investors.

The Selling Agent proposes to offer the Notes from time to time for sale to investors in one or more negotiated transactions, or otherwise, at prevailing market prices at the time of sale, at prices related to then-prevailing prices, at negotiated prices, or otherwise. Accordingly, there is a risk that the price you paid for your Notes will be higher than the prices paid by other investors based on the date and time you made your purchase, from whom you purchased the Notes, any related transaction costs, whether you hold your Notes in a brokerage account, a fiduciary or fee-based account or another type of account and other market factors.

The Notes will not be listed or displayed on any securities exchange or quotation system, and there may be little or no secondary market for the Notes.

The Notes will not have an established trading market when issued and the Notes will not be listed or displayed on any securities exchange or quotation system; accordingly, there may be little or no secondary market for the Notes and, as such, information regarding independent market pricing for the Notes may be very limited or non-existent. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. We, the Selling Agent and/or its affiliates may purchase and sell the Notes from time to time in the secondary market, but we, the Selling Agent and/or its affiliates are not obligated to do so. If we, the Selling Agent and/or its affiliates make such a market in the Notes, we, the Selling Agent and/or any such affiliate may stop doing so at any time and for any reason without notice. Because other dealers are not likely to make a secondary market for the Notes, the prices at which you may be able to trade your Notes will probably depend on the price, if any, at which we, the Selling Agent and/or its affiliates may be willing to buy the Notes. It is expected that transaction costs in any secondary market would be high and, as a result, the difference between bid and asked prices for the Notes in any secondary market could be substantial. There is no assurance that there will be a secondary market for any of the Notes. Accordingly, you should be willing to hold the Notes until the Maturity Date, and you may incur a loss if you sell the Notes prior to the Maturity Date or the Early Redemption Date, as applicable. In addition, the Selling Agent may, at any time, hold unsold inventory which may inhibit the development of a secondary market for the Notes.

The value of the Notes prior to maturity will be influenced by many unpredictable factors, and may be less than the price you paid.

The value of the Notes may be less than the price you paid for the Notes. The value of the Notes may be affected by a number of factors that may either offset or magnify each other, including the following:

•	the time remaining to maturity of the Notes;

•	the aggregate amount of the Notes outstanding;

•	our right to redeem the Notes;

•	the level, direction, and volatility of market interest and yield rates generally;

•	geopolitical conditions and economic, financial, political, regulatory, geographical, agricultural, judicial or other events that affect the markets generally;

•	the supply and demand for the Notes in the secondary market, if any;

•	any market making activities with respect to the Notes; or

•
the actual or perceived creditworthiness of Lloyds Bank, as the Issuer of the Notes, and LBG, as the Guarantor of Lloyds Bank’s obligations under the Notes, including actual or anticipated downgrades in LBG’s or Lloyds Bank’s credit ratings.

Some or all of these factors will influence the price that you will receive if you sell your Notes prior to the Maturity Date or the Early Redemption Date in the secondary market, if any. If you sell your Notes before the Maturity Date or the Early Redemption Date, the price that you receive may be less, and may be substantially less, than the price which you paid for your Notes.

The Notes will be subject to early redemption at our option.

We may redeem the Notes prior to the Maturity Date on any semi-annual Interest Payment Date, beginning on November 27, 2023. In addition, we have the right to redeem the Notes in the event of certain tax events as described under “Description of the Notes and the Guarantees—Redemption for Tax Reasons” in the prospectus supplement and “Description of Debt Securities—Redemption” in the prospectus. If you intend to purchase the Notes, you must be willing to have your Notes redeemed early. We are generally more likely to redeem the Notes during periods when we expect that interest will accrue on the Notes at a rate that is greater than that which we would pay on our traditional interest-bearing deposits or debt securities having a maturity equal to the remaining term of the Notes. In contrast, we are generally less likely to redeem the Notes during periods when we expect interest to accrue on the Notes at a rate that is less than that which we would pay on those instruments. Although the Interest Rate will step up during the term of the Notes, you may not benefit from any future increase in the Interest Rate if the Notes are redeemed prior to the date on which the Interest Rate is scheduled to increase. If we redeem the Notes prior to the Maturity Date, accrued interest will be paid on the Notes prior to such early redemption, but you will not receive any future interest payments from the Notes redeemed and you may be unable to reinvest your proceeds from the redemption in an investment with a return that is as high as the return on the Notes would have been if they had not been redeemed.

It is possible that you may receive below-market interest in respect of one or more Interest Payment Dates.

Because interest payable on your Notes accrues at a fixed rate, there can be no guarantee that the interest you will receive on one or more of the Interest Payment Dates will be greater than the market interest rate on such dates. We are not likely to redeem the Notes when market interest rates are higher than the applicable fixed interest rate on the Notes. We have no control over a number of matters that may affect market interest rates, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results. You should have a view as to the Interest Rates on the Notes (as specified on the cover of this pricing supplement) and their levels relative to market interest rates before investing, and you must be willing to forgo guaranteed market interest rates for all or most of the term of the Notes.

There may be potential conflicts of interest between investors in the Notes and us and our affiliates and the Selling Agent and its affiliates.

We and our affiliates and the Selling Agent and its affiliates play a variety of roles in connection with the issuance of the Notes, including hedging our obligations under the Notes. Trading activities related to interest rate movements, including short-term and long-term interest rate swaps and other instruments that may affect interest rates have been entered into or may be entered into on behalf of us, our affiliates, the Selling Agent, its affiliates or their respective customers that are not for the account of the investors in the Notes or on their behalf. In particular, as described below under “Use of Proceeds; Hedging,” we, the Selling Agent and/or its affiliates may hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments, and we may adjust these hedges by, among other things, purchasing or selling securities, futures, options or other derivative instruments at any time. These trading activities may present a conflict between the investors’ interests in the Notes and the interests we, our affiliates and the Selling Agent and its affiliates will have in each of their respective proprietary accounts and in facilitating transactions, including block trades and options and other derivatives transactions, for their respective customers and in accounts under each of their respective management. In performing these activities, the economic interests of us and our affiliates and the Selling Agent and its affiliates are potentially adverse to your interests as an investor in the Notes.

We and our affiliates and the Selling Agent and its affiliates have published or may in the future publish reports, express opinions or provide recommendations and engage in other transactions that could adversely affect the value of the Notes.

We and our affiliates and the Selling Agent and its affiliates have published or may in the future publish reports from time to time on financial markets and other matters that may influence the value of the Notes or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any such reports, opinions or recommendations may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes.

We and the Selling Agent or any of its affiliates also may issue, underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments that may have features similar to those of the Notes, including similar rates of interest or maturities. By introducing competing products into the marketplace in this manner, we and the Selling Agent or its affiliates could adversely affect the value of the Notes.

The Notes may not be a suitable investment for you.

The Notes may not be a suitable investment for you, if, among other things:

•	you are unwilling to forgo guaranteed market interest rates for the term of the Notes;

•	you seek assurances that there will be a liquid market if and when you want to sell the Notes prior to maturity;

•
you are unwilling to accept the risk that the Notes may be redeemed prior to maturity, and are unwilling or unable to accept the risk that you may be unable to reinvest the proceeds of such redemption in an investment with a return that is as high as the return on the Notes would have been if they had not been redeemed; or

•	you are unwilling or are unable to assume the credit risk associated with Lloyds Bank, as the Issuer of the Notes, and LBG, as the Guarantor of the Issuer’s obligations under the Notes.

TAX CONSEQUENCES

You should review carefully the section in the prospectus supplement entitled “U.S. Federal Income Tax Consequences.” The Notes will be treated for U.S. federal income tax purposes as fixed-rate debt instruments, as described under “—Tax Consequences to U.S. Holders—Fixed-Rate Debt Instruments” in that section. Because the Notes will be offered to initial investors at varying prices, it is expected that the “issue price” of the Notes for U.S. federal income tax purposes will be uncertain. In determining our reporting responsibilities, we intend to treat the issue price as $970 for each $1,000 principal amount Note, and the remainder of this discussion so assumes. Under this treatment, the Notes will be treated as issued with original issue discount (“OID”), as described below. If you purchase Notes at a different price, please see the section below entitled “Acquisition Premium.” You should consult your tax adviser regarding the uncertainty with respect to the Notes’ issue price, including the tax consequences to you if it is determined that the actual issue price of the Notes for U.S. federal income tax purposes was not $970 per Note.

You will be required to include stated interest in income at the time it accrues or is received, in accordance with your method of accounting for U.S. federal income tax purposes, and any gain or loss realized upon the sale, exchange or redemption of the Notes generally will be capital gain or loss. Interest income earned with respect to the Notes will be foreign-source income.

Assuming that the issue price of the Notes for U.S. federal income tax purposes is $970 per Note, each Note will be treated as bearing an amount of OID equal to $30. Solely for the purposes of determining the amount of OID you must include in income with respect to a Note for each taxable year, we will be deemed to exercise our option to redeem the Notes on November 27, 2023. Accordingly, subject to the discussion below regarding acquisition premium, OID on the Notes will accrue over the period from the Issue Date to November 27, 2023 according to a constant-yield method based on a compounding of interest, regardless of your method of tax accounting. See the section entitled “U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Fixed-Rate Debt Instruments” in the prospectus supplement. Information regarding the accrual of OID on the Notes will be made publicly available on the Internal Revenue Service website, currently accessible through Internal Revenue Service Publication 1212 at www.irs.gov/pub/irs-pdf/p1212.pdf.

Acquisition Premium. If you purchase a Note for an amount that is greater than the Note’s “issue price” but less than or equal to the principal amount of the Note, you will be considered to have purchased the Note with acquisition premium. Under the acquisition premium rules, the amount of OID that you must include in gross income with respect to the Note for any taxable year will be reduced by the portion of acquisition premium properly allocable to that year.

For a discussion of U.K. tax considerations relating to the Notes, you should refer to the section in the prospectus supplement entitled “Taxation in the United Kingdom.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Notes, as well as tax consequences arising under the laws of any state, local, or non-U.S. taxing jurisdiction.

USE OF PROCEEDS; HEDGING

The net proceeds from the sale of the Notes will be used as described under “Use of Proceeds” in the prospectus and to hedge market risks of Lloyds Bank associated with its obligation to pay the applicable interest payments and the payment amount at maturity or upon early redemption of the Notes.

We, the Selling Agent and/or its affiliates may hedge our obligations under the Notes by, among other things, purchasing securities, futures, options or other derivative instruments, and we, the Selling Agent and/or its affiliates may adjust these hedges by, among other things, purchasing or selling securities, futures, options or other derivative instruments at any time. Our cost of hedging will include the projected profit that our counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our counterparty’s control, such hedging may result in a profit that is more or less than expected, or could result in a loss. It is possible that we, the Selling Agent and/or its affiliates could receive substantial returns from these hedging activities while the value of the Notes declines.

We have no obligation to engage in any manner of hedging activity and we will do so solely at our discretion and for our own account. No holder of the Notes will have any rights or interest in our hedging activity or any positions we or any unaffiliated counterparty may take in connection with our hedging activity.

The hedging activity discussed above may adversely affect the value of the Notes from time to time. See “Risk Factors — The price you paid for the Notes has certain built-in costs, including the Selling Agent’s commission and our cost of hedging, both of which are expected to be reflected in secondary market prices” and “Risk Factors — There may be potential conflicts of interest between investors in the Notes and us and our affiliates and the Selling Agent and its affiliates” in this pricing supplement for a discussion of these adverse effects.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc., as the Selling Agent, and the Selling Agent has agreed to purchase from us the aggregate principal amount of the Notes specified on the front cover of this pricing supplement at $970.00 per $1,000.00 of principal amount of the Notes, resulting in aggregate proceeds to us of $4,850,000.00. The Selling Agent will receive commissions from us of up to $30.00 per $1,000.00 principal amount of the Notes, or up to $150,000.00 of the aggregate principal amount of the Notes, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. The Selling Agent has informed us that such concessions may vary from dealer to dealer and that not all dealers will purchase or repurchase the Notes at the same concession. You can find more information in the section entitled “Supplemental Plan of Distribution” on page S-33 of the prospectus supplement.

The Notes will be offered from time to time in one or more negotiated transactions at varying prices to be determined at the time of each sale, which may be at prevailing market prices, at prices related to such prevailing prices or at negotiated prices; provided, however, that such price will not be less than $970.00 per $1,000.00 principal amount of the Notes or more than $1,000.00 per $1,000.00 principal amount of the Notes.

The Selling Agent has agreed to reimburse us for certain expenses relating to the offering in an amount up to $20,000.00.

We have entered or will enter into one or more hedging transactions in connection with this offering of Notes. See “Use of Proceeds; Hedging” above. In addition, from time to time, the Selling Agent and its affiliates have engaged and in the future may engage, in transactions with us and have performed, and in the future may perform, services for us for which they have been, and may be, paid customary fees. In particular, an affiliate of the Selling Agent is our swap counterparty for a hedge of our obligations under the Notes and will be paid customary fees in connection with such hedging.

In the future, the Selling Agent or any of its affiliates may repurchase and resell the offered Notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices.

The Notes are a new issue of securities with no established trading market. We have been advised by the Selling Agent that the Selling Agent intends to make a market in the Notes, but it is not obligated to do so and may discontinue market making at any time for any reason without notice. No assurance can be given as to the liquidity or existence of any trading market for the Notes.

VALIDITY OF THE NOTES

In the opinion of Davis Polk & Wardwell LLP, when the Notes have been executed and issued by the Issuer and the Guarantor and authenticated by the trustee pursuant to the Indenture, and delivered against payment as contemplated herein, the Notes will constitute valid and binding obligations of the Issuer, and the related guarantee will constitute a valid and binding obligation of the Guarantor, in each case enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  Insofar as this opinion involves matters governed by Scots law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Dundas & Wilson CS LLP, dated October 8, 2013 and filed by the Guarantor as an exhibit to a Report on Form 6-K on October 8, 2013.  Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Linklaters LLP, dated October 8, 2013 and filed by the Guarantor as an exhibit to a Report on Form 6-K on October 8, 2013.  The opinion of Davis Polk & Wardwell LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinions of Dundas & Wilson CS LLP and Linklaters LLP.  In addition, the opinion of Davis Polk & Wardwell LLP is subject to customary assumptions about the establishment of the terms of the Notes, the trustee’s authorization, execution and delivery of the Indenture and its authentication of the Notes, and the validity, binding nature and enforceability of the Indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated October 8, 2013, which was filed by the Guarantor as an exhibit to a Report on Form 6-K on October 8, 2013.

US $5,000,000

Lloyds Bank plc
fully and unconditionally guaranteed by
Lloyds Banking Group plc

Senior Callable Step-Up Fixed-Rate Notes due November 27, 2028

Medium-Term Notes, Series A

Pricing Supplement

(to prospectus dated June 7, 2013
and prospectus supplement dated June 7, 2013